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                                                                    Exhibit 99.1

                     ADVANCED MARKETING SERVICES ANNOUNCES
                APPOINTMENT OF NEW CEO AND RETIREMENT OF COMPANY
                         CO-FOUNDER CHARLES TILLINGHAST

SAN DIEGO, CALIFORNIA, OCTOBER 27, 2004 / BUSINESS WIRE / - Advanced Marketing Services, Inc. (AMS) (NYSE: MKT), a leading global provider of customized wholesale distribution services to book retailers and publishers, today announced the appointment of Bruce C. Myers as AMS's new Chief Executive Officer and as a member of the Board of Directors, effective as of November 12, 2004. Mr. Myers is currently the Company's Executive Vice President and Chief Financial Officer. AMS's Board of Directors also today announced the retirement of Charles C. Tillinghast as the company's President and Chief Executive Officer and as a member of the AMS Board of Directors.

"The Board of Directors is pleased to select Bruce Myers as our new President and CEO," said Bob Bartlett, Chairman of the AMS Board of Directors. "Mr. Myers has worked with us for more than a year now and became the Company's Chief Financial Officer in April 2004. His understanding of the strategic opportunities created by our business model is consistently and thoroughly impressive. Mr. Myers has demonstrated a strong understanding of the Company's core business and a firm commitment to outstanding customer service."

"I am honored that the Board of Directors has chosen me to lead Advanced Marketing Services," said Bruce Myers, AMS's new Chief Executive Officer. "This is a great company, and my colleagues here are exceptional. We are all pledged to the same goal: serving our customers and publishers, and exceeding their expectations. The Board of


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Directors and I are determined to keep the focus on AMS's core business and on our customers and publishers. I am eager to get started."

Bruce Myers has enjoyed a long, successful career as a financial executive with a professional background in diverse businesses that serve customers in domestic and international markets. Mr. Myers began working with AMS as a consultant in October 2003, and was named the Company's Chief Financial Officer in April 2004. He previously served as the Chief Financial Officer and Executive Vice President of Pharmacopeia, Inc., Chief Financial Officer and Secretary of the Board of GTI Corporation and Chief Financial Officer of Photomatrix, Inc. Mr. Myers began his career at Arthur Andersen & Co. where he worked from 1977 to 1989. He is a graduate of the University of Virginia.

"Charlie Tillinghast, one of AMS's founders, did our Company a tremendous service by returning as CEO last spring," said Tryg Myhren, member of the AMS Board of Directors. "Charlie has helped lead the company in a challenging time since then. By keeping everyone at AMS focused on our core values, Charlie has maintained our firm foundation for future success. We wish him the best as he embarks upon retirement."

"I am pleased that Bruce Myers has agreed to be the Company's new CEO," said AMS's co-founder and retiring CEO Charles Tillinghast. "I have worked closely with him for the last year, and I have seen firsthand his ability to quickly grasp the Company's core business strategies. His detail-oriented commitment to customer and publisher service


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will serve the Company well. Bruce is fully prepared to lead the Company I helped found to greater success in the future."

Mr. Tillinghast's retirement will begin on November 12, 2004, the day Mr. Myers becomes AMS's new CEO. Mr. Tillinghast will continue working with Mr. Myers and the Board of Directors as a consultant for two additional years. Also effective November 12, 2004, Mr. Tillinghast will resign from his position as a member of the Company's Board of Directors, and Mr. Myers will become a member of the Board of Directors. Mr. Myers will continue to hold the position of Chief Financial Officer. The Company intends to appoint a new CFO in the near future.

CONFERENCE CALL

AMS co-founder Charlie Tillinghast and new AMS CEO Bruce Myers will host a conference call for analysts and investors on Monday, November 1, 2004 at 1:00 p.m. Pacific Standard Time, to discuss the announcement. In order to join the analyst call, dial 973-633-6740 ("listen only" mode). A replay of the call will be available within two hours following the conference, through midnight November 8, 2004, by dialing 973-341-3080 (Pin Number: 5342397).

ABOUT ADVANCED MARKETING SERVICES, INC.

Headquartered in San Diego, California, Advanced Marketing Services, Inc. (AMS) is a leading global provider of customized wholesaling, distribution and publishing services to the book industry. The Company has operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,400 people worldwide. AMS provides a full range of value-added services that provide its retail customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. The Company's proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to manage efficiently and effectively the book distribution supply chain for the benefit of its membership warehouse club customers. Publishers Group Worldwide (PGW), the global book distribution arm of AMS, provides


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independent publishers with exclusive full service English language sales and distribution services.

Recent public announcements about Advanced Marketing Services, Inc. are available on both the Company's Website, www.advmkt.com, and on Business Wire, www.businesswire.com.

Forward-looking statements in this public announcement are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties.

Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the results of the independent audit of the Company's financial statements, the ongoing internal review, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company does not assume any duty to update forward-looking statements. Such statements are based on information available as of the date hereof, and are made only as of the date of this public announcement.



FOR FURTHER INFORMATION:
                                                      Media Contact:
Investor Relations:                                   Fabiani & Lehane
Chuck Williams                                        Lisa Cohen
Director of Investor Relations                        (310) 395-2544
Advanced Marketing Services, Inc.                     lisa.cohen32@verizon.net
(858) 450-3545
chuckw@advmkt.com